Exhibit 21.1
SUBSIDIARIES

As of September 30, 2019, the following were the Registrant's significant operating Subsidiaries:

Name:   TransTech Systems, Inc.

Country of Organization:   U.S.

Percent Ownership by Registrant:   100.0% by Know Labs, Inc.

Name:   RAAI Lighting, Inc.

Country of Organization:   U.S.

Percent Ownership by Registrant:   100.0% by Know Labs, Inc.